UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

April 23, 2008
Date of Report (Date of earliest event reported)

Millennium Cell Inc.
(Exact name of Registrant as specified in its charter)

Delaware	000-31083	22-3726792
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1 Industrial Way West
Eatontown, New Jersey 07724
(Address of principal executive offices)

(732) 542-4000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 23, 2008, Millennium Cell Inc. (the “Company”) received a Nasdaq Staff Determination letter from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, as a result of the Company’s failure to regain compliance with the minimum bid price requirement for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(4) (the “Rule”), the Nasdaq staff has determined to delist the Company’s common stock from The Nasdaq Capital Market. Accordingly, unless the Company requests an appeal of this determination by April 30, 2008, trading of the Company’s common stock will be suspended at the opening of business on May 2, 2008, and such common stock will be removed from listing and registration on The Nasdaq Capital Market.

As previously disclosed, on April 23, 2007, the Company received a letter (the “Initial Letter”) from Nasdaq notifying the Company that for 30 consecutive trading days prior to the date of the Initial Letter, the minimum bid price per share of the Company’s listed securities had been below the minimum bid price per share of $1.00 as required by the Rule for continued inclusion on the Nasdaq Capital Market.  In accordance with Nasdaq Marketplace Rule 4310(c)(8)(D), Nasdaq had provided the Company with 180 calendar days, or until October 22, 2007, to regain compliance.

On October 23, 2007, the Company received a second letter from Nasdaq notifying the Company that it met all initial listing criteria for the Nasdaq Capital Market set forth in Marketplace Rule 4310(c), except for the minimum bid price requirement, and that, as a result, Nasdaq had provided the Company with an additional 180 calendar days, or until April 21, 2008, in which to regain compliance with the Rule.

The Company intends to request an appeal hearing with a Nasdaq Listing Qualifications Panel by April 30, 2008, to review the delisting determination. Upon Nasdaq’s receipt of a timely hearing request by the Company, it will ‘stay’ the delisting of the Company’s common stock pending the Panel’s decision. If the Company decides not to appeal the Nasdaq Staff’s delisting determination, or if the Panel denies the appeal, the Company’s common stock will be delisted and removed from registration on The Nasdaq Capital Market. If the Company’s stock is delisted, the Company expects that its common stock will trade on the OTC Bulletin Board and/or the “Pink Sheets” following the approval of an application by one or more market makers to continue quoting in the Company’s common stock.

Item 3.02. Unregistered Sales of Equity Securities.

During the period from March 18, 2008 until April 28, 2008, the Company issued a total of 6,508,830 shares of its common stock to holders of the Company’s Unsecured Convertible Debentures Due February 16, 2010 (the “2007 Debentures”) upon such holders’ conversion of an aggregate principal amount of $690,930 of such debentures. The table below sets forth the conversion dates, shares of common stock issued, and the principal amount of 2007 Debentures converted during this period.

Conversion Date	Shares of Common Stock Issued	Principal Amount of 2007 Debentures Converted ($)
March 19, 2008	165,000	24,250
March 20, 2008	500,000	69,550
March 20, 2008	758,595	99,980
March 24, 2008	1,250,000	150,000
April 22, 2008	905,915	87,500
April 22, 2008	517,666	50,000
April 23, 2008	263,713	25,000
April 23, 2008	445,000	42,190
April 24, 2008	150,000	13,710
April 25, 2008	100,000	8,720
April 28, 2008	605,188	50,000
April 28, 2008	653,753	54,000
April 28, 2008	194,000	16,030

The issuance of shares upon the conversions described above were issued to existing security holders and no commission or other remuneration was paid or given directly or indirectly for soliciting such conversions. Accordingly, the issuance of such shares of common stock was made pursuant to an exemption from registration contained in Section 3(a)(9) of the Securities Act of 1933, as amended.

Item 8.01 Other Events.

On April 29, 2008, the Company issued a press release announcing its receipt of the Delisting Notice from Nasdaq. Such press release is attached to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release of the Millennium Cell Inc., dated April 29, 2008, entitled “Millennium Cell Receives Nasdaq Delisting Notice, Going Concern Qualification”

SIGNATURES

Pursuant to the requirements of the securities exchange act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 29, 2008

Millennium Cell Inc.

By:	/s/ John D. Giolli
Name: John D. Giolli, CPA
Title: Chief Financial Officer

Exhibit Index

99.1	Press release of the Millennium Cell Inc., dated April 29, 2008, entitled “Millennium Cell Receives Nasdaq Delisting Notice, Going Concern Qualification”